Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-132227 and 333-98775 on Form S-3 and Registration Statement Nos. 333-99597, 333-103368, and 333-118347 on Form S-8 of our report dated March 11, 2005, (February 28, 2007, as to the effects of the discontinued operations described in Note 9), relating to the consolidated financial statements of Equity One, Inc. and subsidiaries for the year ended December 31, 2004, appearing in this Annual Report on Form 10-K of Equity One, Inc. for the year ended December 31, 2006.

/s/ DELOITTE & TOUCHE LLP
Miami, Florida
February 28, 2007